Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Third Quarter Results (Unaudited)

Costa Mesa, Calif., October 21, 2009 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), recorded a net loss for the third quarter of 2009 of $7,000 or less than $0.01 per share on a diluted basis, compared with net income of $1.0 million or $0.16 per share on a diluted basis for the third quarter of 2008.

For the quarter ended September 30, 2009, the Company’s pre-tax income/loss decreased by $1.7 million, compared with the same period in the prior year, primarily due to:

•	A $1.3 million increase in provision for loan losses;
•	A $0.4 million decline in noninterest income, primarily due to an other-than-temporary impairment charge taken on private label securities in the current period; and
•
A $0.2 million increase in noninterest expense, primarily associated with higher costs related to Federal Deposit Insurance Corporation (“FDIC”) insurance premiums and net operations of other real estate owned, partially offset by lower compensation and benefits expense.

These unfavorable items were partially offset by an increase in net interest income of $0.2 million.

For the first nine months of 2009, the Company’s net loss totaled $0.2 million or $0.04 per share on a diluted basis, compared with net income of $0.6 million or $0.10 per share on a diluted basis in the comparable prior period.

At September 30, 2009, the Company’s basic book value per share was $11.66, diluted book value per share was $9.86 and the ratio of tangible common equity to total assets was 6.88%.

Steven R. Gardner, President and Chief Executive Officer, stated, “We have conservatively managed the Company over the past several years which has put us in a position to take advantage of opportunities presenting themselves in the current environment.  We believe the economic dislocations in our markets have created exceptional opportunities which allow our banking professionals to attract new business customers and further build the Bank’s franchise.  Our deposits grew at an annualized rate of 42% in the third quarter of 2009, while the average deposit rate fell 41 basis points from 2.56% at June 30, 2009 to 2.15% at September 30, 2009.  The excess cash we are carrying at the end of the current quarter will be utilized to pay down a substantial amount of fixed rate Federal Home Loan Bank advances that mature in the fourth quarter and carry a weighted average rate of 4.94%, thus further benefiting our net interest margin.”

Mr. Gardner continued, “The commercial real estate market throughout the nation, and California in particular, is being negatively affected by the economy. A large percentage of the Company’s loan portfolio is comprised of loans secured by investor owned multifamily and commercial real estate, such as, apartment, office, warehouse and retail buildings.  We mitigate the risk in our portfolio through our conservative credit culture, sound underwriting practices and avoidance of the riskiest segments of the market.  Consequently, over the past several years we rarely made construction, bridge, or repositioning loans.   Consistent with our credit practices, these portfolios reflected relatively strong ongoing performance of their collateral properties with an average current debt service coverage ratio for our multifamily portfolio of 1.20 and for our investor owned commercial real estate portfolio of 1.42.  We believe that our efforts to manage the risks inherent in our multifamily and commercial real estate portfolios will help mitigate the impact of the anticipated stress on our portfolios resulting from the current recessionary conditions.”

Mr. Gardner concluded, “Although the economic environment has impacted our asset quality, overall the loan portfolio continues to perform relatively well under the current circumstances.  At September 30, 2009, our loans delinquent 30 days or more were comprised of 22 loans aggregating $7.9 million or 1.4% of total loans.  We remain in a strong capital position with the Bank’s ratios for Tier 1 leverage capital of 8.03% and total risk-based capital of 11.99% at quarter end, both of which exceed the levels required to be considered well capitalized for regulatory purposes.”

Net Interest Income

Net interest income totaled $5.8 million in the third quarter of 2009, up $0.2 million or 3.7% from the same period in the prior year, reflecting an 11.2% increase in average interest-earning assets to $771.4 million, partially offset by a decline in the net interest margin.  The net interest margin was 2.98% in the current quarter, down 22 basis points from the same period in the prior year and down 32 basis points from the second quarter of 2009.  The decline in the current quarter from a year ago primarily reflected the average yield on interest-earning assets decreasing more rapidly than the average costs on our interest-bearing liabilities.  Decreasing market interest rates associated with the economic downturn affected the repricing on our adjustable rate loan portfolio whereby yields on average loans decreased 29 basis points.  The decrease in our loan yield was mitigated by the interest rate floors we have on our loans.  At September 30, 2009, 88.7% of our loan portfolio had adjustable rates of which 90.4% of those loans were at their interest rate floor.  Decreasing market interest rates also lowered the yield on our short-term investments, which contributed to the decrease in yield on our investment securities of 163 basis points.  During the current quarter, we began to restructure the securities portfolio to reduce the credit risk exposure by selling some of the higher credit risk private label securities and replacing them with lower yielding, lower credit risk government sponsored enterprises (“GSE”) securities.  These GSE securities also enhance our regulatory capital as they have a lower asset risk weighting than the private label securities.

For the first nine months of 2009, net interest income totaled $17.0 million, up $1.3 million or 8.5% from the same period in the prior year.  The increase was associated with higher interest-earning assets which grew by $30.1 million and an increase in the net interest margin of 12 basis points.

Provision for Loan Losses

During the current quarter, the provision for loan losses totaled $2.0 million, up $1.3 million from the same period in the prior year.  The increase in provision was primarily due to two factors.  First, we replenished the allowance for increases in loan charge-offs of $1.0 million, primarily associated with two industrial loans.  Second, we raised the reserve factors applied to various segments of the Company’s loan portfolio.  The increased reserve factors were in response to deteriorating economic conditions and constraints on the financial markets in which we lend.  These conditions adversely affected our borrowers, their businesses and the collateral securing our loans.  The higher factors accounted for approximately 50% of the current quarter’s provision for loan losses.

For the first nine months of 2009, the provision for loan losses totaled $5.5 million and net loan charge-offs were $3.3 million.  This compares with a $1.7 million provision for loan losses and net charge-offs of $0.4 million for the same period a year ago.

Noninterest income

Noninterest income totaled $0.3 million in the third quarter of 2009, down $0.4 million or 60.4% from the same period in the prior year.  The primary contributor to the decline between quarters was due to an other-than-temporary impairment charge of $0.4 million on private label securities recorded in the current quarter within our net gain (loss) from sale of investment securities category.  As previously disclosed, these securities were received by the Company when it redeemed its shares in a defunct AMF mutual fund in the second quarter of 2008.

For the first nine months of 2009, noninterest income totaled $0.6 million, compared with a loss of $1.4 million from the same period a year ago.  The loss in 2008 was primarily due to the Company’s redemption of the aforementioned AMF mutual fund investment for a loss of $3.6 million, partially offset by higher loan servicing fee income related to prepayment fees.

Noninterest Expense

Noninterest expense totaled $4.1 million in the current quarter, up $0.2 million or 4.3% from the same period in the prior year.  The increase was primarily associated with higher costs related to FDIC insurance premiums of $0.2 million and net operations of other real estate owned of $0.2 million, partially offset by lower compensation and benefits expense of $0.3 million.  FDIC insurance premiums increased due to a raise in the regular quarterly assessment from 7.5 basis points in the third quarter of 2008 to 18.0 basis points for the third quarter of 2009 and the growth in the Company’s deposits of 43.7% from the end of September 2008.  Higher costs related to net operations of other real estate owned were due to an increase in write downs and, to a lesser extent, an increase in the number of foreclosed properties.  The decrease in compensation and benefits expense for the quarter was primarily attributable to a reduction in the annual incentive compensation accrual.

For the first nine months of 2009, noninterest expense totaled $12.6 million, up $0.7 million or 5.9% from the same period in the prior year.  The increase was due to higher FDIC insurance premiums of $0.9 million along with higher expenses in all the other expense categories, except for compensation and benefits expense which decreased $0.8 million.

Assets and Liabilities

At September 30, 2009, assets totaled $847.9 million, up $107.9 million or 14.6% from December 31, 2008.  During the current quarter, assets increased $59.4 million primarily due to increases in cash and cash equivalents of $56.4 million and investment securities available for sale of $19.9 million, partially offset by a decrease in loans held for investment, net of $18.9 million.

Cash and cash equivalents increased in the current quarter to $115.7 million at September 30, 2009.  The increase was primarily due to growth in business and consumer deposits as discussed further below.  Management expects to utilize the cash, in part, to pay down $75 million of the Company’s fixed rate Federal Home Loan Bank term advances that mature in the fourth quarter of 2009 and carry a weighted average rate of 4.94%.

Investment securities available for sale increased 24.3% during the current quarter to $101.7 million at September 30, 2009.  The increase was primarily due to net purchases funded by increased deposits and, to a lesser extent, a reduction in loans held for investment.  At September 30, 2009, 49 of the private label mortgage backed securities (“MBS”) totaling $6.2 million with a market value of $4.1 million were classified as substandard assets with all the interest received on these securities being applied to their principal balances.  All of these private label MBS were acquired when the Company redeemed its shares in the AMF mutual funds in second quarter of 2008.

Net loans, including loans held for sale, decreased $19.6 million in the current quarter to $576.5 million as of September 30, 2009.  Included in the current quarter were loan originations totaling $2.4 million.  The Company’s allowance for loan losses increased $0.9 million to $8.1 million at September 30, 2009, from $7.2 million at June 30, 2009.  The increase was primarily from the provision for loan losses of $2.0 million, offset by net loan charge-offs of $1.1 million, which were down from the $1.6 million recorded in the quarter ended June 30, 2009.  The allowance for loan losses as a percent of nonaccrual loans increased to 83% at September 30, 2009 from 58% at June 30, 2009.  Likewise, the ratio for allowance for loan losses to total loans increased to 1.4% at September 30, 2009, up from 1.2% at June 30, 2009.

Deposits totaled $606.4 million at September 30, 2009, up $149.3 million or 32.7% from December 31, 2008.  During the current quarter, deposits increased $57.3 million due to growth in transaction accounts of $38.3 million and in retail certificates of deposit of $21.2 million.  During the current quarter, within certificates of deposit, we experienced a contraction of $65.0 million in our less than one year products, while our greater than one year products grew $88.9 million as we strategically sought to lengthen liabilities in the current low interest rate environment.  At September 30, 2009, the Company had a minimal amount of wholesale deposits and no brokered deposits. At September 30, 2009, the loan to deposit ratio was 96.4%, compared to 137.5% at December 31, 2008

At September 30, 2009, total borrowings of the Company amounted to $176.8 million, down $43.4 million or 19.7% from December 31, 2008, but unchanged from the quarter ended June 30, 2009.

Nonperforming Assets

At September 30, 2009, nonperforming assets totaled $13.4 million, essentially unchanged from the quarter ended June 30, 2009.  During the current quarter, two commercial real estate loans totaling $1.2 million were placed on nonaccrual status, which was partially offset by loan charge-offs of $1.1 million and an other real estate owned charge-off of $0.1 million.  Other real estate owned increased $2.6 million during the current quarter, primarily due to the foreclosure of one land loan of $2.1 million which is currently in escrow, and one investor-owned commercial real estate property of $0.6 million.  Changes in our nonperforming assets continue to reflect the on-going weakness in the economy where we lend.  The composition of nonperforming assets at September 30, 2009 consisted of $9.8 million of nonaccrual loans and $3.6 million of other real estate owned.

Regulatory Capital Ratios

At September 30, 2009, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 8.03%, tier 1 risked-based capital of 10.74% and total risk-based capital of 11.99%.  These capital ratios exceed the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.00% for tier 1 risked-based capital and 10.00%, for total risk-based capital.  At September 30, 2009, the Company had a ratio for tier1 leverage capital of 8.08%, tier 1 risked-based capital of 10.71% and total risk-based capital of 11.96%.

The Company owns all of the capital stock of the Bank.  The Bank provides business and consumer banking products to its customers through our six full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Newport Beach.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following:  the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairments of securities held by us; the impact of current governmental efforts to restructure the U.S. financial regulatory system; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2008 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R.  Gardner
President/CEO
714.431.4000

Kent J. Smith
Senior Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)

	September 30,	December 31,
ASSETS	2009	2008
	(Unaudited)	(Audited)
Cash and due from banks	$115,662	$8,181
Federal funds sold	30	1,526
Cash and cash equivalents	115,692	9,707
Investment securities available for sale	101,686	56,606
FHLB stock/Federal Reserve stock, at cost	14,330	14,330
Loans held for sale, net	-	668
Loans held for investment, net of allowance for loan losses of $8,107 (2009) and $5,881 (2008)	576,507	622,470
Accrued interest receivable	3,346	3,627
Other real estate owned	3,644	37
Premises and equipment	8,928	9,588
Deferred income taxes	10,981	10,504
Bank owned life insurance	11,792	11,395
Other assets	959	1,024
TOTAL ASSETS	$847,865	$739,956
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$33,098	$29,435
Interest bearing:
Transaction accounts	128,493	58,861
Retail certificates of deposit	438,545	341,741
Wholesale/brokered certificates of deposit	6,246	27,091
Total deposits	606,382	457,128
FHLB advances and other borrowings	166,500	209,900
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	6,357	5,070
TOTAL LIABILITIES	789,549	682,408
STOCKHOLDERS’ EQUITY:
Preferred Stock, $.01 par value; 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.01 par value; 15,000,000 shares authorized; 5,003,451 (2009) and 4,903,451 (2008) shares issued and outstanding	49	48
Additional paid-in capital	64,648	64,680
Accumulated deficit	(4,487)	(4,304)
Accumulated other comprehensive loss, net of tax of $1,324 (2009) and $2,011 (2008)	(1,894)	(2,876)
TOTAL STOCKHOLDERS’ EQUITY	58,316	57,548
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$847,865	$739,956

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED (dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
INTEREST INCOME	2009	2008	2009	2008
Loans	$9,612	$10,444	$29,832	$31,633
Investment securities and other interest-earning assets	1,145	1,126	3,172	3,413
Total interest income	10,757	11,570	33,004	35,046
INTEREST EXPENSE
Interest-bearing deposits:
Interest on transaction accounts	378	352	943	1,168
Interest on certificates of deposit	2,667	3,008	9,150	9,676
Total interest-bearing deposits	3,045	3,360	10,093	10,844
FHLB advances and other borrowings	1,870	2,517	5,602	8,046
Subordinated debentures	89	143	290	463
Total interest expense	5,004	6,020	15,985	19,353
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	5,753	5,550	17,019	15,693
PROVISION FOR LOAN LOSSES	2,001	664	5,535	1,683
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,752	4,886	11,484	14,010
NONINTEREST INCOME
Loan servicing fees	117	231	402	833
Bank and other fees	215	155	638	424
Net gain from sales of loans	7	-	7	92
Net (loss) gain from sales of investment securities	(380)	45	(1,278)	(3,586)
Other income	297	216	789	810
Total noninterest income (loss)	256	647	558	(1,427)
NONINTEREST EXPENSE
Compensation and benefits	1,954	2,223	6,040	6,862
Premises and occupancy	628	632	1,942	1,832
Data processing and communications	143	114	471	405
Other real estate owned operations, net	198	54	197	73
FDIC insurance premiums	274	66	1,118	198
Legal and audit	165	144	645	465
Marketing expense	164	221	508	494
Office and postage expense	78	53	247	247
Other expense	515	444	1,473	1,360
Total noninterest expense	4,119	3,951	12,641	11,936
NET (LOSS) INCOME BEFORE INCOME TAX (BENEFIT) PROVISION	(111)	1,582	(599)	647
INCOME TAX (BENEFIT) PROVISION	(104)	581	(416)	45
NET (LOSS) INCOME	$(7)	$1,001	$(183)	$602

EARNINGS PER SHARE
Basic	$-	$0.20	$(0.04)	$0.12
Diluted	$-	$0.16	$(0.04)	$0.10

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	5,003,451	4,903,784	4,919,385	4,963,385
Diluted	5,003,451	6,143,646	4,919,385	6,248,787

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
UNAUDITED (dollars in thousands, except per share data)

	September 30, 2009	December 31, 2008	September 30, 2008
Asset Quality (end of period)
Nonaccrual loans	$9,751	$5,200	$4,537
Other real estate owned	3,644	37	26
Nonperforming assets	13,395	5,237	4,563
Net loan charge-offs for the quarter ended	1,067	544	64
Allowance for loan losses	8,107	5,881	5,867
Net loan charge-offs for quarter, annualized to average total loans	0.73%	0.34%	0.04%
Nonaccrual loans to total loans	1.67	0.83	0.70
Nonaccrual loans to total assets	1.15	0.70	0.60
Nonperforming assets to total assets	1.58	0.71	0.60
Allowance for loan losses to total loans	1.39	0.94	0.91
Allowance for loan losses to nonaccrual loans	83.14	113.10	129.31

Average Balance Sheet (for the quarter ended)
Total assets	$808,385	$749,776	$725,734
Loans receivable, net	584,625	635,228	608,169
Deposits	567,789	436,303	411,414
FHLB advances and other borrowings	166,543	237,946	239,367
Subordinated debentures	10,310	10,310	10,310

Share Data (end of period)
Book value per share	$11.66	$11.74	$11.83
Diluted book value per share	9.86	9.60	9.58
Closing stock price	4.30	4.00	5.10

Pacific Premier Bank Capital Ratios (end of period)
Tier 1 leverage ratio	8.03%	8.71%	8.96%
Tier 1 risk-based capital ratio	10.74	10.71	10.40
Total risk-based capital ratio	11.99	11.68	11.34

Pacific Premier Bancorp, Inc. Capital Ratios (end of period)
Tier 1 leverage ratio	8.08%	8.99%	9.02%
Tier 1 risk-based capital ratio	10.71	11.11	10.45
Total risk-based capital ratio	11.96	12.07	11.38

Loan Portfolio (end of period)
Real estate loans:
Multi-family	$284,116	$287,592	$301,247
Commercial	153,406	163,428	169,317
One-to-four family	8,591	9,925	10,071
Construction - Multi-family	-	2,733	2,661
Land	-	2,550	3,125
Business loans:
Commercial owner occupied	105,060	112,406	112,280
Commercial and industrial	28,820	43,235	38,169
SBA	3,521	4,942	5,135
Other loans	1,100	1,956	4,005
Total gross loans	$584,614	$628,767	$646,010

	Nine Months Ended	Twelve Months Ended	Nine Months Ended
	September 30, 2009	December 31, 2008	September 30, 2008
Profitability and Productivity
Return on average assets	(0.03)%	0.09%	0.11%
Return on average equity	(0.42)	1.20	1.35
Net interest margin	3.09	2.99	2.97
Noninterest expense (annualized) to total assets	1.99	2.16	2.10
Efficiency ratio	70.80	83.66	83.16